PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  Contact:  Scott Kosik/Stock Information Center
                                  Telephone: (860) 253-4325

                            NEBS BANCSHARES ANNOUNCES
                     COMPLETION OF SUBSCRIPTION OFFERING AND
                         EXTENSION OF COMMUNITY OFFERING
(UPON COMPLETION OF OFFERING, COMPANY TO TRADE INITIALLY UNDER TICKER SYMBOL "NEBSD")

         Enfield, Connecticut, December 14, 2005 - NEBS Bancshares, Inc. (the "Company"), the proposed stock holding company for Enfield Federal Savings and Loan Association (the "Bank"), today announced the completion of the subscription offering in connection with the Bank's conversion from the mutual holding company form of organization to a fully-publicly owned stock holding company structure (the "second-step conversion"). The subscription offering was open only to eligible depositors and borrowers of the Bank. The Company also announced that it has extended the community offering for a period not to exceed 45 days, or until January 27, 2006. The Company reserves the right to close the community offering at any time prior to that date in its discretion. However, the Company currently intends to close the offering once it has received orders approximating the maximum of the offering range.

         The stock offering is being conducted pursuant to the Plan of Conversion and Reorganization, as amended and restated (the "Plan"), and the other terms and conditions outlined in the Company's prospectus dated November 14, 2005. Completion of the second-step conversion and related stock offering remains subject to approval of the Plan by the members of Enfield Mutual Holding Company and the stockholders of New England Bancshares, Inc. at their respective special meetings to be held on December 21, 2005, confirmation of the Company's existing independent appraisal and receipt of final regulatory approvals.

         The Company also announced that upon completion of the second-step conversion, its common stock will be traded for a period of twenty trading days under the ticker symbol "NEBSD." Thereafter, the common stock will trade under the ticker symbol "NEBS."

         This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.

         This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus of NEBS Bancshares, Inc.